As filed with the Securities and Exchange Commission on December 21, 2010

Registration No. 333-156606

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Illinois Power Company

(Exact name of registrant as specified in its charter)

Illinois	4931	37-0344645
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

370 South Main Street

Decatur, Illinois 62523

(217) 424-6600

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

STEVEN R. SULLIVAN

Senior Vice President,

General Counsel and Secretary

1901 Chouteau Avenue

St. Louis, Missouri 63103

(314) 621-3222

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: This post-effective amendment deregisters all of the securities that were unsold under the registration statement as of the date hereof.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box, and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by checkmark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

This Post-Effective Amendment No. 1 on Form S-4 (Registration No. 333-156606) shall become effective in accordance with Section 8(c) of the Securities Act of 1933 on such date as the Securities and Exchange Commission, acting pursuant to Section 8(c), may determine.

DEREGISTRATION OF SECURITIES

On January 7, 2009, Illinois Power Company (“IP”) filed a Registration Statement on Form S-4 (Registration No. 333-156606), as amended by Amendment No. 1 thereto filed on February 17, 2009 (collectively, the “Registration Statement”), with the United States Securities and Exchange Commission, which registered $400,000,000 in aggregate principal amount of its 9.75% Senior Secured Notes due 2018 to be issued in exchange for its $400,000,000 in aggregate principal amount of its unregistered 9.75% Senior Secured Notes due 2018.

On October 1, 2010, Central Illinois Public Service Company (“CIPS”), Central Illinois Light Company (“CILCO”) and IP completed a merger whereby CILCO and IP merged with and into CIPS, with CIPS as the surviving entity (the “Merger”), pursuant to the terms of the agreement and plan of merger, dated as of April 13, 2010, among CIPS, CILCO and IP. Upon consummation of the Merger, CIPS’ name was changed to “Ameren Illinois Company,” and the separate legal existence of IP was terminated. Prior to the Merger, each of CIPS and IP was a registrant subsidiary of Ameren Corporation. As a result of the Merger, IP’s offering pursuant to the Registration Statement has been terminated. Therefore, IP hereby removes from registration the securities of IP registered but unsold under the Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933 and Rule 478 thereunder, Ameren Illinois Company (as successor to Illinois Power Company) has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Louis, State of Missouri, on the 21st day of December, 2010.

AMEREN ILLINOIS COMPANY (AS SUCCESSOR TO ILLINOIS POWER COMPANY) (REGISTRANT)

By:	/s/ MARTIN J. LYONS, JR.
Martin J. Lyons, Jr. Senior Vice President and Chief Financial Officer

Note: No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement on behalf of Ameren Illinois Company (as successor to Illinois Power Company) in reliance upon Rule 478 under the Securities Act of 1933.

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